Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Malvern Bancorp, Inc.

Paoli, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated December 13, 2016, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Malvern Bancorp, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Philadelphia, Pennsylvania
March 29, 2017